DOWNINGTOWN NATIONAL BANK
NEWS RELEASE
For further information, please contact:
Elizabeth Cook
Assistant Vice President/Marketing
610-873-5240
                              FOR IMMEDIATE RELEASE

             KENNETH R. KRAMER PROMOTED TO SENIOR VICE PRESIDENT OF
                            DOWNINGTOWN NATIONAL BANK

DOWNINGTOWN - January, 2004 - DNB Financial Corporation, parent company of Downingtown National Bank, announced that Kenneth R. Kramer has been appointed to Senior Vice President. Kramer has been with the Bank for more than nine years. He is responsible for the overall management of the Bank's residential mortgage, consumer lending and leasing activities.

"We are proud of Ken's accomplishments, his dedication and his contributions to the success of Downingtown National Bank," said Henry Thorne, President and CEO of Downingtown National Bank.

Kramer most recently graduated from the Southwestern Graduate School of Banking at Southern Methodist University. He is a graduate of Lehigh University where he also attained an MBA in 1981. He is a member of the Equipment Leasing Association and Eastern Association of Equipment Lessors.

Kramer resides in Downingtown with his wife, Cari, and four children. He is a boyscout leader, coaches youth sports, and is active in community activities.

Downingtown National Bank (DNB) is the oldest independent bank in Chester County, Pennsylvania with 9 full-service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services and trust services through DNB Advisors. For more information, see www.dnb4you.com on the Internet or call 610-269-1040.

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        4 Brandywine Avenue - Downingtown, PA 19335-0904 - (610) 269-1040